ALLOCATION AGREEMENT

AGREEMENT made as of this 1st day of April 2019, by and among Touchstone Strategic Trust, Touchstone Variable Series Trust, Touchstone Funds Group Trust and Touchstone Institutional Funds Trust (collectively, the "Funds"), all open-end investment companies registered under the Investment Company Act of 1940.

WHEREAS, pursuant to the requirements of Rule 17g-1 under the Investment Company Act of 1940 ("Rule 17g-1"), the Funds are required to maintain a fidelity bond against larceny and embezzlement, covering certain of their officers and employees; and

WHEREAS, Rule 17g-1 provides that where the shares of two or more investment companies are distributed by the same person, such investment companies may enter into a joint fidelity bond with each other (a "Joint Insured Bond"); and

WHEREAS, the Funds have entered into such a Joint Insured Bond with St. Paul Fire and Marine Insurance Company in accordance with Rule 17g-1 (such Joint Insured Bond as it is currently constituted and as it may be amended from time to time being hereinafter referred to as the "Bond"); and

WHEREAS, Rule 17g-1 provides that the amount of insurance coverage under a Joint Insured Bond shall be at least equal to the sum of the total amount of coverage which each party to such bond would have been required under Rule 17g-1 to provide and maintain individually; and

WHEREAS, the Funds desire to provide for: (1) the method by which the amount of coverage provided under the Bond will be determined from time to time and (2) an equitable and proportionate allocation of any proceeds received under the Bond in the event that two or more of the Funds suffer loss and consequently are entitled to recover under the Bond;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the Funds agree as follows:

I. Definitions

A. Minimum Coverage Requirement - the minimum amount of insurance coverage required to be maintained on a current basis by each of the Funds, such amount being based upon their respective gross assets and being determined as of the close of the most recent fiscal quarter in accordance with the table set forth in paragraph (d) of Rule 17g-1 as it may from time to time be amended by the Securities and Exchange Commission.

B. Fidelity Coverage - the total amount of coverage provided under the Bond.

C. Actual Loss - the total amount of pecuniary loss suffered by a Fund under circumstances covered by the terms of the Bond without regard to whether the amount of Fidelity Coverage is sufficient to enable such Fund to recover the total amount of such pecuniary loss.

D. Excess Coverage - the amount by which the Fidelity Coverage exceeds the amount of the combined Minimum Coverage Requirements of the Funds suffering Actual Loss.

II. The Amount of the Bond

It shall be the intent of the Funds that the amount of the Fidelity Coverage at all times shall be at least equal to the amount of the combined Minimum Coverage Requirements of the Funds.

III. Allocation of Recovery Under the Bond

In the event Actual Loss is suffered by any two or more of the Funds, any recovery under the Bond will be allocated among such Funds in the following manner:

a. If the Fidelity Coverage exceeds or is equal to the amount of the combined Actual Losses of the Funds suffering Actual Loss, then each such Fund shall be entitled to recover the amount of its Actual Loss.

b. If the amount of Actual Loss of each Fund suffering Actual Loss exceeds its Minimum Coverage Requirement and the amount of the Funds' combined Actual Losses exceeds the Fidelity Coverage, then each Fund shall be entitled to recover (i) its Minimum Coverage Requirement, and (ii) to the extent there exists Excess Coverage, the proportion of the Excess Coverage which its Minimum Coverage Requirement bears to the amount of the combined Minimum Coverage Requirements of the Funds suffering Actual Loss; provided, however, that if the Actual Loss of any of such Funds is less than the sum of (i) and (ii) of this subpart (b), then such difference shall be recoverable by the other Funds in proportion to their relative Minimum Coverage Requirements.

c. If (i) the amount of Actual Loss suffered by any Fund is less than or equal to its Minimum Coverage Requirement, (ii) the amount of Actual Loss of the other Funds exceeds its or their Minimum Coverage Requirement(s) and (iii) the amount of the combined Actual Losses of the Funds exceeds the Fidelity Coverage, then any Fund which has suffered an amount of Actual Loss less than or equal to its Minimum Coverage Requirement shall be entitled to recover its Actual Loss. If only one other Fund has suffered Actual Loss, it shall be entitled to recover the amount of the Fidelity Coverage remaining. If more than one other Fund has suffered Actual Loss in excess of the remaining coverage, they shall allocate such remaining coverage in accordance with Section III(b) of this Agreement.

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IN WITNESS WHEREOF, the Funds have executed this Agreement on the date above mentioned.

By: /s/Terrie Wiedenheft__________     By: /s/Terrie Wiedenheft__________
Name: Terrie Wiedenheft        Name: Terrie Wiedenheft
Title: Treasurer and Controller         Title: Treasurer and Controller

TOUCHSTONE FUNDS GROUP TRUST    TOUCHSTONE INSTITUTIONAL FUNDS TRUST

By: /s/Terrie Wiedenheft__________     By: /s/Terrie Wiedenheft__________
Name: Terrie Wiedenheft        Name: Terrie Wiedenheft
Title: Treasurer and Controller         Title: Treasurer and Controller